EXHIBIT 5.01

May 7, 2003

Netopia, Inc.

6001 Shellmound Street, 4th Floor

Emeryville, CA 94608

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Netopia, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about May 7, 2003 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 300,000 shares of the Company’s Common Stock (the “Stock”), which are presently issued and outstanding and were issued in connection with the Company’s acquisition of assets of DoBox, Inc.

In rendering this opinion, I have made such investigations of fact, and have reviewed such documents and other instruments, as I have deemed necessary or appropriate.

In connection with my opinion expressed below, I have assumed that there will not have occurred any change in law affecting the validity of the issuance of the shares of Stock, and have also assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

Based upon the foregoing, it is my opinion that the shares of Stock to be offered and sold by the selling stockholders named in the Registration Statement and have been duly authorized and legally issued, and are fully paid and non-assessable. I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion is intended for the Company’s use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

Very truly yours,

/s/ DAVID A. KADISH
By:	David A. Kadish
Senior Vice President and General Counsel